Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEW MEXICO

In re: Biomoda, Inc., a New Mexico corporation,1 Debtor.	Chapter 11 No. 13-13768-t11

AMENDED PLAN OF REORGANIZATION OF BIOMODA, INC.

Dated: February 10, 2014 Albuquerque, New Mexico
KELEHER & MCLEOD, P.A. Deron B. Knoner P.O. Box AA Albuquerque, New Mexico 87102 Telephone: (505) 346-4646 Facsimile: (505) 346-1370 NEW MEXICO ATTORNEYS FOR DEBTOR AND DEBTOR IN POSSESSION -and-
COOLEY LLP
Keith McDaniels (admitted pro hac vice) Lesley A. Kroupa (admitted pro hac vice) 101 California Street, 5th Floor San Francisco, CA 94111-5800 Telephone: (415) 693-2000 Facsimile: (415) 693-2222
LEAD ATTORNEYS FOR DEBTOR AND DEBTOR IN POSSESSION

1The Debtor’s address is 609 Broadway NE, Albuquerque, NM, 87102.

ARTICLE 1	DEFINITIONS AND INTERPRETATION	1

ARTICLE 2	ADMINISTRATIVE EXPENSE, PRIORITY TAX, AND POSTPETITION FINANCING CLAIMS	8

2.1	Administrative Expense Claims	8
2.2	Professional Claims	9
2.3	Priority Tax Claims	9
2.4	Postpetition Financing Claims	9
2.5	Bar Dates for Administrative Expense and Professional Claims	9

ARTICLE 3	CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND INTERESTS	10

3.1	Classification of Claims and Interests	10
3.2	Class Summary	10
3.3	Classification and Treatment of Classes of Claims and Interests	10
3.4	Special Provision Regarding Unimpaired Claims	12

ARTICLE 4	IMPLEMENTATION OF THE PLAN	12

4.1	Settlement of Claims	12
4.2	New Organizational Documents	12
4.3	Directors and Officers of the Reorganized Debtor	12
4.4	Cancellation of Securities, Instruments, and Agreements Evidencing Claims and Interests	13
4.5	Issuance of New Securities; Execution of Plan Documents	13
4.6	New Investment	13
4.7	Exemption from Transfer Taxes	13
4.8	Issuance of New Common Stock and New Preferred Stock	14
4.9	New Common Stock Purchase Agreement	14
4.10	Exemption from Securities Laws	14

ARTICLE 5	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	14

5.1	Rejected Contracts and Leases	14
5.2	Bar To Rejection Damages	15
5.3	Assumed and Assigned Contracts and Leases	15
5.4	Cure of Defaults	15

ARTICLE 6	PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS	15

6.1	Objection Deadline; Prosecution of Objections	15
6.2	No Distributions Pending Allowance	16
6.3	Distributions after Allowance	16
6.4	Resolution of Claims and Administrative Expense Claims	16

ARTICLE 7	PROCEDURES GOVERNING DISTRIBUTIONS	16

7.1	Distributions	16
7.2	Delivery of Distributions	16
7.3	Manner of Payment	17
7.4	No Fractional Distributions	17
7.5	Cash Distributions	17
7.6	Setoffs and Recoupment	17
7.7	Allocation of Plan Distributions between Principal and Interest	17

ARTICLE 8	CONFIRMATION AND CONSUMMATION OF THE PLAN	18

8.1	Voting of Claims	18
8.2	Nonconsensual Confirmation	18
8.3	Conditions Precedent to Effectiveness	18
8.4	Waiver of Conditions	18
8.5	Satisfaction of Conditions	19

ARTICLE 9	EFFECT OF PLAN CONFIRMATION	19

9.1	Vesting of Assets	19
9.2	Binding Effect	19
9.3	Discharge of Claims and Termination of Equity Interests	19
9.4	Discharge	20
9.5	Injunction or Stay	20
9.6	Terms of Injunction or Stay	20
9.7	Exculpation	20
9.8	Releases	21
9.9	Avoidance Actions/Objections	21

ARTICLE 10	RETENTION OF JURISDICTION	21

ARTICLE 11	MISCELLANEOUS	23

11.1	Effectuating Documents and Further Transactions	23
11.2	Corporate Action	23
11.3	Amendment or Modification of the Plan	23
11.4	Revocation or Withdrawal of the Plan	23
11.5	Severability of Plan Provisions	23
11.6	Exhibits/Schedules	24
11.7	Successors and Assigns	24
11.8	Payment of Statutory Fees	24
11.9	Expedited Tax Determination	24
11.10	Dissolution of Creditors’ Committee	24
11.11	Notice	24
11.12	Governing Law	25
11.13	Additional Documents	25

INTRODUCTION

Biomoda, Inc., as debtor and debtor in possession proposes this plan of reorganization for the resolution of the outstanding claims against and interests in the Debtor pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532.  The Debtor is the proponent of the Plan within the meaning of Bankruptcy Code section 1129.  All holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtor’s history, business, assets, results of operations, historical financial information, and accomplishments during the Reorganization Case, and projections of future operations, as well as a summary and description of the Plan and certain related matters.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions.  As used in this Plan, the following terms have the meanings specified below:

1.1 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Reorganization Case Allowed under Bankruptcy Code sections 330, 503(b), 507(a)(2) and 507(b), including, without limitation, (a) any actual and necessary costs and expenses of preserving the Estate, (b) any actual and necessary costs and expenses of operating the Debtor’s business, (c) any indebtedness or obligations incurred or assumed by the Debtor in Possession during the Reorganization Case, (d) any compensation for professional services rendered and reimbursement of expenses incurred, and (e) any fees or charges assessed against the Estate under section 1930 of chapter 123 of title 28 of the United States Code.

1.2 Administrative Claims Objection Deadline means the last day for filing an objection to any request for the payment of an Administrative Expense Claim, which shall be (a) the later of (i) 90 days after the Effective Date or (ii) 60 days after the filing of such Administrative Expense Claim or (b) such other date specified in this Plan or ordered by the Bankruptcy Court. The filing of a motion to extend the Administrative Expense Claims Objection Deadline shall automatically extend the Administrative Claims Objection Deadline until a Final Order is entered on such motion. In the event that such motion to extend the Administrative Claims Objection Deadline is denied by the Bankruptcy Court, the Administrative Claims Objection Deadline shall be the later of the current Administrative Claims Objection Deadline (as previously extended, if applicable) or 30 days after the Bankruptcy Court's entry of an order denying the motion to extend the Administrative Claims Objection Deadline.

1.3 Affiliate has the meaning set forth in Bankruptcy Code section 101(2).

1.4 Allowed means, with reference to any Claim or Administrative Expense Claim against the Debtor, (a) any Claim against the Debtor that has been listed in its Schedules (as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed or no timely objection to allowance or request for estimation has been interposed, (b) any timely filed proof of Claim as to which no objection has been or is interposed in accordance with Section 6.1 of the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules or the Bankruptcy Court or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim, (c) any Claim or Administrative Expense Claim expressly allowed by a Final Order or under the Plan, (d) any Claim or Administrative Expense Claims that is compromised, settled or otherwise resolved pursuant to the authority granted to the Reorganized Debtor pursuant to a Final Order of the Bankruptcy Court; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims.” Unless otherwise specified in the Plan or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Claim from and after the Commencement Date.

1.5 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to this Reorganization Case.

1.6 Bankruptcy Court means the United States Bankruptcy Court for the District of New Mexico or any other court of the United States having jurisdiction over the Reorganization Case.

1.7 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time.

1.8 Biomoda, Inc., a corporation organized under the laws of New Mexico, Debtor and Debtor in Possession in this Reorganization Case pending in the Bankruptcy Court.

1.9 Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.10 Cash means legal tender of the United States of America.

1.11 Claim has the meaning set forth in Bankruptcy Code section 101(5).

1.12 Claims Objection Deadline means the last day for filing objections to Claims, which day shall be (a) the later of (i) 180 days after the Effective Date or (ii) sixty (60) days after the filing of a proof of claim for, or request for payment of, such Claim or (b) such other date as the Bankruptcy Court may order. The filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a Final Order is entered on such motion. In the event that such motion to extend the Claims Objection Deadline is denied, the Claims Objection Deadline shall be the later of the current Claims Objection Deadline (as previously extended, if applicable) or 30 days after Bankruptcy Court's entry of an order denying the motion to extend the Claims Objection Deadline.

1.13 Class means a category of holders of Claims or Interests, as described in Article III.

1.14 Collateral means any property or interest in property of the Estate subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.15 Commencement Date means November 20, 2013, the date on which the Debtor commenced its Reorganization Case.

1.16 Common Stock Purchase Agreement means the common stock purchase agreement, in form and substance reasonably acceptable to the holders of Secured Note Claims, to be entered into on the Effective Date, or as soon as practicable, by and among the Reorganized Debtor and each holder of the New Common Stock.

1.17 Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.18 Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to Bankruptcy Code section 1128(a) to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.19 Confirmation Order means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.20 Contingent Claim means any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event, which event has not yet occurred, happened or been triggered as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

1.21 Creditors’ Committee means the committee of unsecured creditors, if appropriate, appointed in the Reorganization Case pursuant to Bankruptcy Code section 1102(a).

1.22 Debtor means Biomoda, Inc.

1.23 Debtor in Possession means the Debtor in its capacity as debtor in possession in the Reorganization Case under Bankruptcy Code sections 1107(a) and 1108.

1.24 DIP Lenders means the lender parties who entered into one or more Postpetition Financing Agreements with the Debtor.

1.25 Disclosure Statement means that certain amended disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to Bankruptcy Code section 1125.

1.26 Disclosure Statement Order means the order of the Bankruptcy Court dated February 10, 2014 approving, among other things, the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

1.27 Disputed Claim means with reference to any Claim or Administrative Expense Claim against the Debtor (a) any Claim or Administrative Expense Claim as to which the Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtor, Reorganized Debtor, or other party-in-interest in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order, (b) any Claim scheduled by the Debtor as contingent, unliquidated, or disputed, or (c) any Claim which amends a claim scheduled by the Debtor as contingent, unliquidated, or disputed.  Prior to the earlier of the time an objection has been timely filed and the expiration of the time within which to object to such Claim set forth herein or otherwise established by order of the Bankruptcy Court, a Claim shall be considered a Disputed Claim to the extent that the amount of the Claim specified in a proof of Claim exceeds the amount of the Claim scheduled by the Debtor as not disputed, contingent or unliquidated.

1.28 Distribution Date means (a) the Initial Distribution Date, (b) the first Business Day after the end of the months of March, June, September and December, commencing with the first such date to occur more than ninety (90) days after the Effective Date and until the second anniversary of the Effective Date, (c) after the second anniversary of the Effective Date, the first Business Day after the end of the month of December and (d) the Final Distribution Date; provided, however, that (i) a Distribution Date (other than the Initial Distribution Date and the Final Distribution Date) shall not occur if the aggregate amount of Cash to be distributed on any Distribution Date is less than $1,000, in which case the amount to be distributed shall be retained and added to the amount to be distributed on the next Distribution Date, and, subject to section 7.1 of the Plan, (ii) any General Unsecured Claim that becomes Allowed less than twenty (20) Business Days prior to a Distribution Date shall be treated as a Disputed Claim for the purposes of the distribution occurring on such Distribution Date and shall not receive a distribution until the Distribution Date immediately succeeding such Distribution Date, subject to the Debtor’s or Reorganized Debtor’s sole discretion.

1.29 Distribution Record Date means the date that is three (3) Business Days from and after the Confirmation Date.

1.30 Effective Date means a Business Day selected by the Debtor on or after the Confirmation Date, on which (a) no stay of the Confirmation Order is in effect and (b) the conditions precedent to the effectiveness of the Plan specified in Section 8.3 of the Plan shall have been satisfied or waived as provided in Section 8.4.

1.31 Employee Incentive Plan means the employee equity and bonus incentive plan, which shall contain terms and conditions set forth in the New Capitalization Table attached hereto as Exhibit B and as determined by the New Board.

1.32 Estate means the estate of the Debtor created under Bankruptcy Code section 541.

1.33 Exit Facility means investment obtained by the Debtor in connection with the occurrence of the Effective Date and emergence from chapter 11.

1.34 Final Distribution Date means a date on or after the Initial Distribution Date and after (a) the deadline for the Debtor or the Reorganized Debtor to interpose objections to all Claims has passed, (b) all such objections have been resolved by signed agreement with the Debtor or Reorganized Debtor and/or Final Order, as may be applicable, and (c) all Claims that are Contingent Claims or Unliquidated Claims have been liquidated but, in any event, the Final Distribution Date shall be no later than thirty (30) days thereafter, or such later date as the Bankruptcy Court may establish, upon request by the Reorganized Debtor, for cause shown.

1.35 Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.36 General Unsecured Claim means any Claim against the Debtor other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Subordinated Claim, Other Secured Claim, or Secured Note Claim.

1.37 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Bankruptcy Code section 1124.

1.38 Initial Distribution Date means a date after the Effective Date that is selected by the Reorganized Debtor in its sole discretion but, in any event, is within thirty (30) days after the Effective Date, or such later date as the Bankruptcy Court may establish upon request by Reorganized Debtor, for cause shown; provided, however, that in no event shall the Initial Distribution Date be more than forty-five (45) days after the Effective Date.

1.39 Interest means the legal, equitable, contractual, and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and any option, warrant, or right to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor.

1.40 Lien has the meaning set forth in Bankruptcy Code section 101(37).

1.41 Local Bankruptcy Rules means the Local Bankruptcy Rules for the District of New Mexico, as amended from time to time.

1.42 New Board means each board of directors appointed pursuant to Section 4.4(a) of the Plan.

1.43 New Capitalization Table means the capitalization table annexed to the Plan as Exhibit B.

1.44 New Common Stock means the shares of common stock of the Reorganized Debtor authorized to be issued pursuant to Section 4.8 of the Plan.

1.45 New Common Stock Purchase Agreement means the agreement by and between the Reorganized Debtor, as issuer, and the DIP Lenders, the holders of Allowed Secured Note Claims, and the investor under the Exit Facility, each as a purchaser of New Common Stock in accordance with the New Capitalization Table.

1.46 New Organizational Documents means each certificate of incorporation, certificate of formation, limited liability company agreement, bylaws, and other organizational document for the Reorganized Debtor.

1.47 New Preferred Stock means the shares of preferred stock of the Reorganized Debtor authorized to be issued pursuant to Section 4.8 of the Plan.

1.48 Old Equity Interests means all shares of common or preferred stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

1.49 Other Priority Claim means a Claim entitled to priority in payment as specified in Bankruptcy Code section 507(a)(4), (5), (6) or (7).

1.50 Other Secured Claim means a Secured Claim other than a Secured Note Claim.

1.51 Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

1.52 Plan means this Amended Plan of Reorganization, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.53 Postpetition Financing Agreement means the $100,000 Debtor-in-Possession Credit Facility Term Sheet, Dated as of November 15, 2013 by and among Biomoda, Inc., as borrower, and the lender parties thereto, as entered into pursuant to the Postpetition Financing Order and as modified or amended from time to time during the Reorganization Case.

1.54 Postpetition Financing Claim means a Claim asserted against the Debtor pursuant to the Postpetition Financing Agreement.

1.55 Postpetition Financing Order means the Final Order (i) Authorizing the Debtor to Obtain Postpetition Financing and (ii) Granting Liens and Priority Claims, entered by the Bankruptcy Court on December 20, 2013.

1.56 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in Bankruptcy Code sections 502(i) and 507(a)(8).

1.57 Professional means (a) any professional employed in this Reorganization Case pursuant to Bankruptcy Code sections 327, 328, or 1103 or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Reorganization Case pursuant to Bankruptcy Code section 503(b)(4).

1.58 Professional Claim means an Administrative Expense Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred after the Commencement Date and prior to and including the Effective Date.

1.59 Reorganization Case means the case commenced by the Debtor under chapter 11 of the Bankruptcy Code.

1.60 Reorganized Debtor means the successor to Biomoda, Inc. on and after the Effective Date.

1.61 Schedules mean, collectively, the schedules of assets and liabilities, schedules of current income and expenditures, schedules of executory contracts and unexpired leases and statements of financial affairs filed by the Debtor under Bankruptcy Code section 521, Bankruptcy Rule 1007 and the Official Bankruptcy Forms in the Reorganization Case on December 4, 2013, as may have been amended or supplemented through the Confirmation Date pursuant to Bankruptcy Rule 1007.

1.62 Secured Claim means any Claim that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Bankruptcy Code section 506(a), or, in the event that such Claim is subject to a permissible setoff under Bankruptcy Code section 553, to the extent of such permissible setoff.

1.63 Secured Note Claim means any Secured Claim arising under one or more secured convertible loan agreements by and among the Debtor and those lenders listed on Exhibit A.

1.64 Subordinated Claims means any Claim which is subordinated pursuant to Bankruptcy Code section 510(b) or 510(c), and shall include any Claim arising from the rescission of a purchase or sale of any Old Equity, any Claim for damages arising from the purchase or sale of Old Equity, or any Claim for reimbursement, contribution, or indemnification on account of any such claims.

1.65 Unliquidated Claim means any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law or otherwise, as of the date on which such Claim is asserted or sought to be estimated.

1.66 Unimpaired means a Claim or Interest that is not impaired within the meaning of Bankruptcy Code section 1124.

1.67 Voting Record Date means February 10, 2014.

1.68 Construction.  The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Plan, refer to this Plan in its entirety and not only to the particular portion of this Plan where the term is used.  The term “including,” when used herein without the qualifier, “without limitation,” shall mean “including, without limitation.”  Wherever in this Plan the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.  The word “or” shall not be construed to be exclusive.  Provisions shall apply, when appropriate, to successive events and transactions.  Unless otherwise indicated, references to Articles and Sections refer to Articles and Sections of this Plan.  Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtor or to the Reorganized Debtor means the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

1.69 Computation of Time.  Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed by this Plan.

ARTICLE 2

ADMINISTRATIVE EXPENSE, PRIORITY TAX,
AND POSTPETITION FINANCING CLAIMS

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Expense Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

2.1 Administrative Expense Claims. On, or as soon as reasonably practicable after, the later of (a) the Effective Date, (b) the date on which its Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or (c) the date on which its Allowed Administrative Expense Claim becomes payable under any agreement relating thereto, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Expense Claim based on a liability incurred by a Debtor in the ordinary course of business during the Reorganization Case may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto and (b) any Allowed Administrative Expense Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtor or the Reorganized Debtor.

2.2 Professional Claims.  The Reorganized Debtor shall pay Professional Claims in Cash in the amount the Bankruptcy Court Allows.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and Bankruptcy Code section 1103 in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3 Priority Tax Claims. On, or as soon as reasonably practicable after, the later of (a) the Effective Date or (b) the date on which its Priority Tax Claim becomes an Allowed Priority Tax Claim, in the sole discretion of the Debtor, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, (i) Cash equal to the unpaid portion of its Allowed Priority Tax Claim, (ii) treatment in any other manner such that its Allowed Priority Tax Claims shall not be impaired pursuant to Bankruptcy Code section 1124, including payment in accordance with Bankruptcy Code section 1129(a)(9)(C) of the over a period of not more than six years from the date of assessment of any such Allowed Priority Tax Claim, or (iii) such other treatment as to which the Debtor or the Reorganized Debtor and such holder shall have agreed upon in writing.

2.4 Postpetition Financing Claims.  Except to the extent that a holder of an Allowed Postpetition Financing Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Postpetition Financing Claim, each DIP Lender shall receive New Common Stock equal in value to the amount of such DIP Lender’s loan advance in accordance with the Capitalization Table attached hereto as Exhibit B; provided, however, that if a DIP Lender is an insider of the Debtor, such insider-DIP Lender shall receive Cash equal in value to his or her Allowed Postpetition Financing Claim.

2.5 Bar Dates for Administrative Expense and Professional Claims.

(a) Except as provided in the immediately following paragraph, requests for payment of Administrative Expense Claims must be served pursuant to the procedures specified in the Confirmation Order, no later than thirty (30) days after the Effective Date.  Holders of Administrative Expense Claims that are required to file and serve a request for payment of such Claims and that do not file and serve a request by such date will be forever barred from asserting such Claims against the Estate.

(b) For Professionals or other entities asserting a fee Claim for services rendered through and including the Effective Date, the Professional must file and serve on the United States Trustee, the Debtor, and its counsel, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of such fee Claim no later than thirty (30) days after the Effective Date.  Objections to any fee Claim must be filed and served on the parties that were served with such application and the requesting party twenty-one (21) days after the filing of the applicable request for payment of the fee Claim or upon such date provided for by order of the Bankruptcy Court.

ARTICLE 3

CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND INTERESTS

3.1 Classification of Claims and Interests.  Claims and Interests, other than Administrative Expense Claims and Priority Tax Claims, shall be divided into the Classes set forth below in accordance with Bankruptcy Code section 1122.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in a different Class to the extent that the Claim or Interest is within the description of that different Class.  A Claim or Interest also is classified in a particular Class for purposes of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

3.2 Class Summary.  The classification of Claims and Interests against the Debtor under the Plan are as follows:

Class	Claim or Interest	Status	Voting Rights
1	Secured Note Claims	Impaired	Entitled to Vote
2	Other Secured Claims	Impaired	Entitled to Vote
3	Other Priority Claims	Unimpaired	Presumed to Accept
4	General Unsecured Claims	Impaired	Entitled to Vote
5	Subordinated Claims	Impaired	Presumed to Reject
6	Old Equity Interests	Impaired	Presumed to Reject

3.3 Classification and Treatment of Classes of Claims and Interests.  All Allowed Claims and Interests, as applicable, shall be classified into one Class of Claim or Interest as described below.  Each holder of an Allowed Claim or Interests, as applicable, shall receive the treatment described below, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim or Interest.

(a) Class 1 – Secured Note Claims

(i) Classification:  Class 1 consists of separate sub-Classes (A – L) for all Secured Notes Claims as set forth in Exhibit A hereto.

(ii) Treatment:  Each holder of an Allowed Secured Note Claim shall receive shares in the Reorganized Debtor at the share price of $0.165 per share in accordance with the New Capitalization Table, attached hereto as Exhibit B, in full satisfaction, release, settlement of, and in exchange for, such Allowed Secured Note Claim.

(b) Class 2 – Other Secured Claims

(i) Classification:  Class 2 consists of all Secured Claims, other than the Secured Notes Claims.

(ii) Treatment:  Each holder of an Allowed Secured Claim shall, as the sole option of the Debtor or the Reorganized Debtor, as applicable:

(1) Have its Allowed Secured Claim reinstated and rendered Unimpaired in accordance with Bankruptcy Code section 1124(2); or

(2) Receive the collateral securing its Allowed Secured Claim and any interest on such Allowed Secured Claim required to be paid pursuant to Bankruptcy Code section 506(b).

(c) Class 3 – Other Priority Claims

(i) Classification:  Class 3 consists of all Allowed Other Priority Claims entitled to priority in payment under Bankruptcy Code section 507(a) other than Administrative Expense Claims or Priority Tax Claims.

(ii) Treatment:  Each holder of an Allowed Other Priority Claim shall be paid in full in Cash.

(d) Class 4 – General Unsecured Claims

(i) Classification: Class 4 consists of all Allowed General Unsecured Claims.

(ii) Treatment:  On, or as soon as reasonably practicable after, (A) the Effective Date if a General Unsecured Claim is an Allowed General Unsecured Claim on the Effective Date or (B) the Distribution Date following the date on which a General Unsecured Claim becomes an Allowed General Unsecured Claim, each holder of such Allowed General Unsecured Claim shall receive Cash equal to ten percent (10%) of such Allowed General Unsecured Claim, to the extent not already paid, in full satisfaction, release, settlement of, and in exchange for, such Allowed General Unsecured Claim.

(e) Class 5 – Subordinated Claims

(i) Classification:  Class 5 consists of all Allowed Subordinated Claims.

(ii) Treatment:  On the Effective Date, all Subordinated Claims shall be cancelled without any distribution.

(f) Class 6 – Old Equity Interests

(i) Classification:  Class 6 consists of all Old Equity Interests and any Claims directly or indirectly arising from or under, or relating in any way to, the Old Equity Interests, other than Class 5 Subordinated Claims.

(ii) Treatment:  No holder of an Old Equity Interest shall be entitled to, nor shall it receive or retain, any property or interest on account of its Old Equity Interests.  On the Effective Date, all Old Equity Interests shall be deemed cancelled and extinguished.

3.4 Special Provision Regarding Unimpaired Claims.  Except as otherwise provided in this Plan, nothing shall affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including but not limited to all rights with respect to legal and equitable defenses to setoffs against or recoupments of Unimpaired Claims.

ARTICLE 4

IMPLEMENTATION OF THE PLAN

4.1 Settlement of Claims.  Unless otherwise set forth in the Plan, pursuant to Bankruptcy Code section 1123 and Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests.

4.2 New Organizational Documents.  The Reorganized Debtor shall be deemed to have adopted its new certificate of incorporation and bylaws (and other formation documents relating to a corporation) effective as of the Effective Date.  On the Effective Date, or as soon thereafter as practicable, the Reorganized Debtor shall file its new organizational documents, as required or deemed appropriate, with the appropriate Persons in their respective jurisdictions of incorporation or establishment.

4.3 Directors and Officers of the Reorganized Debtor.

(a) Directors.  On the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of the New Board.  The initial New Board of the Reorganized Debtor shall consist of Maria Zannes, David Lambros, Lewis White, Steven Cantor and Steven Girgenti.

(b) Officers.  The officers of the Debtor immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtor on and after the Effective Date. Such officers shall serve in accordance with applicable non-bankruptcy law, any employment agreement with the Reorganized Debtor and the New Organizational Documents.

(c) Employee Incentive Plan.  On or after the Effective Date, the Reorganized Debtor shall be deemed to have adopted the Employee Incentive Plan. The solicitation of votes on the Plan shall include, and be deemed to be, a solicitation for approval of the Employee Incentive Plan.  Entry of the Confirmation Order shall constitute such approval.

4.4 Cancellation of Securities, Instruments, and Agreements Evidencing Claims and Interests.  Except as otherwise provided in the Plan and in any contract, instrument, or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan, the promissory notes, share certificates (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire such Interests shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under the notes, share certificates, and other agreements and instruments governing such Claims and Interests shall be discharged.  The holders of or parties to such canceled notes, share certificates, and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, and other agreements and instruments, or the cancellation thereof, except the rights provided pursuant to the Plan.

4.5 Issuance of New Securities; Execution of Plan Documents.  Except as otherwise provided herein, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtor shall issue, executed, deliver, file, or record all securities, notes, instruments, certificates, releases, or other agreements and documents necessary or appropriate to effectuate or implement the Plan.

4.6 New Investment.  The Reorganized Debtor’s entry into the Exit Facility and the incurrence of the indebtedness thereunder on the Effective Date is hereby authorized without the need for any further corporate action and without any further action by holders of Claims or Old Equity Interests.

4.7 Exemption from Transfer Taxes.  Pursuant to Bankruptcy Code section 1146(a), (a) the issuance, transfer or exchange of notes or equity securities under the Plan, (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest, (c) the making or assignment of any contract, lease, or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, shall not be subject to any stamp tax, recording tax, transfer tax, or other similar tax.  Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property, approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

4.8 Issuance of New Common Stock and New Preferred Stock.  The issuance by the Reorganized Debtor of the New Common Stock and the New Preferred Stock on the Effective Date will be deemed authorized without the need for any further corporate action and without any further action by holders of Claims or Old Equity Interests.  The New Common Stock shall consist of 40,000,000 authorized shares of the Reorganized Debtor and shall be distributed to the holders of Allowed Secured Note Claims, the DIP Lenders, and the investor under the Exit Facility in accordance with the New Capitalization Table annexed hereto as Exhibit B.  Shares equal to 20% of all outstanding New Common Stock will be reserved for and distributed in accordance with the terms of the Employee Incentive Plan.  The New Preferred Stock shall consist of 25,000 authorized shares of the Reorganized Debtor.  The Reorganized Debtor’s charter shall include a provision prohibiting the Reorganized Debtor from issuing nonvoting equity securities in the Reorganized Debtor.

4.9 New Common Stock Purchase Agreement.  On or after the Effective Date, the New Common Stock Purchase Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each applicable party shall be bound thereby, in each case without the need for execution by any party thereto other than the Reorganized Debtor.

4.10 Exemption from Securities Laws.  To the maximum extent provided by Bankruptcy Code section 1145 and applicable non-bankruptcy law, the issuance under the Plan of the New Common Stock and the New Preferred Stock will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

ARTICLE 5

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1 Rejected Contracts and Leases. Except as otherwise provided in the Confirmation Order, the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Confirmation Order shall constitute an order under Bankruptcy Code section 365 rejecting all prepetition executory contracts and unexpired leases to which the Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, on and subject to the occurrence of the Effective Date, unless such contract or lease (a) previously shall have been assumed or rejected by the Debtor, (b) previously shall have expired or terminated pursuant to its own terms before the Effective Date, (c) is the subject of a pending motion to assume or reject on the Confirmation Date, or (d) is identified in Exhibit C to this Plan as a contract or lease to be assumed and assigned to the Reorganized Debtor; provided, however, that the Debtor may amend such exhibit of assumed and assigned executory contracts and unexpired leases at any time prior to the Confirmation Date.

5.2 Bar To Rejection Damages. If the rejection of an executory contract or unexpired lease pursuant to Section 5.1 of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtor or its Estate, the Reorganized Debtor, or their respective successors or properties unless a proof of Claim is filed and served on the Reorganized Debtor and counsel for the Reorganized Debtor within thirty (30) days after service of a notice of the Effective Date or such other date as is prescribed by the Bankruptcy Court.

5.3 Assumed and Assigned Contracts and Leases. Except as otherwise provided in the Confirmation Order, the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Confirmation Order shall constitute an order under Bankruptcy Code section 365 assuming or assuming and assigning, as of the Effective Date, those executory contracts and unexpired leases listed on Exhibit C to this Plan, and authorizing the assignment thereof to the Reorganized Debtor; provided, however, that the Debtor may amend such exhibit of assumed and assigned executory contracts and unexpired leases at any time prior to the Confirmation Date.

5.4 Cure of Defaults.  Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 5.3 of the Plan, the Debtor shall, pursuant to Bankruptcy Code sections 1123(a)(5)(G) and 1123(b)(2) and consistent with the requirements under Bankruptcy Code section 365, the Bankruptcy Rules and the Local Bankruptcy Rules, at least twenty (20) days prior to the later of (a) the hearing on the Debtor’s motion for assumption or assumption and assignment and (b) the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts or unexpired leases to be assumed pursuant to Section 5.3 of the Plan, a notice, which shall list the cure amount as to each executory contract or unexpired lease to be assumed.  The parties to such executory contracts or unexpired leases to be assumed or assumed and assigned by the Debtor shall have twenty (20) days, as extended pursuant to the Local Bankruptcy Rules, from the date of service of such notice to file and serve any objection to the cure amounts listed by the Debtor.  If there are any objections filed, the Bankruptcy Court shall hold a hearing on a date to be set by the Bankruptcy Court. Notwithstanding Section 5.3 of the Plan, the Debtor shall retain its rights to reject any of its executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

ARTICLE 6

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND
UNLIQUIDATED CLAIMS

6.1 Objection Deadline; Prosecution of Objections.  No later than the Claims Objection Deadline or the Administrative Claims Objection Deadline, as applicable, the Reorganized Debtor may file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each Claim subject to an objection.  Nothing contained herein, however, shall limit the ability of the Reorganized Debtor to object to Claims, if any, filed or amended after the Claims Objection Deadline or the Administrative Expense Claims Objection Deadline, as applicable. Subject to limitations set forth in the Plan, the Reorganized Debtor is authorized to, and shall, dispose of all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court as may have jurisdiction.

6.2 No Distributions Pending Allowance.  Notwithstanding any other provision in this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

6.3 Distributions after Allowance.  The Reorganized Debtor shall make payments and distributions to the holder of any Disputed Claim that has become an Allowed Claim on the next Distribution Date following the date that such Disputed Claim becomes an Allowed Claim.

6.4 Resolution of Claims and Administrative Expense Claims.  On and after the Effective Date, the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims and Administrative Expense Claims against the Debtor and to compromise, settle or otherwise resolve any Disputed Claims and Disputed Administrative Expense Claims against the Debtor without approval of the Bankruptcy Court, other than with respect to Administrative Expense Claims relating to compensation of Professionals for fees and expenses incurred prior to the Confirmation Date.

ARTICLE 7

PROCEDURES GOVERNING DISTRIBUTIONS

7.1 Distributions.  Distributions with respect to holders of Allowed Claims shall only be made on each Distribution Date; provided, however, that, if any Disputed Claim becomes an Allowed Claim subsequent to the Initial Distribution Date, the Reorganized Debtor may, in its sole discretion, make a distribution with respect to such Claim prior to a Distribution Date.  All Allowed Claims held by a creditor shall be aggregated and treated as a single Claim. At the written request of the Reorganized Debtor, any creditor holding multiple Allowed Claims shall provide to the Reorganized Debtor a single address to which any distributions shall be sent.

7.2 Delivery of Distributions.

(a) Last Known Address. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, as applicable, unless the Debtor or Reorganized Debtor have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules. In the event that any distribution to any holder is returned as undeliverable, the Reorganized Debtor shall use commercially reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Reorganized Debtor has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under Bankruptcy Code section 347(b) at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

(b) Distribution Record Date. With respect to holders of all Claims against the Debtor, on the Distribution Record Date, the claims register shall be closed and any transfer of any Claim therein shall be prohibited.  The Debtor and the Reorganized Debtor shall have no obligation to recognize any transfer of any such Claims occurring after the close of business after such date.

7.3 Manner of Payment.  Any Cash payment to be made hereunder, in the sole discretion of the Reorganized Debtor, may be made by a check or wire transfer or as otherwise required or as provided in applicable agreements.  All distributions of Cash or New Common Stock, as applicable, to the creditors of the Debtor under the Plan shall be made by, or on behalf of, the Debtor.

7.4 No Fractional Distributions.  No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

7.5 Cash Distributions.  No payment of Cash less than $40 shall be made to any holder of an Allowed Claim unless a request therefor is made in writing.

7.6 Setoffs and Recoupment.  The Debtor may, but shall not be required to, setoff against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim any Claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such Claim it may have against such claimant.

7.7 Allocation of Plan Distributions between Principal and Interest.  To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

ARTICLE 8

CONFIRMATION AND CONSUMMATION OF THE PLAN

8.1 Voting of Claims.  Each holder of an Allowed Claim in an impaired class of Claims as of the Voting Record Date that is entitled to vote on the Plan pursuant to Article III of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in the Disclosure Statement Order.

8.2 Nonconsensual Confirmation.  If any impaired class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in Bankruptcy Code section 1126(c), the Debtor reserves the right to amend the Plan in accordance with Section 11.3 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to the classes of Subordinated Claims and Old Equity Interests, both of which are deemed to reject the Plan, the Debtor shall request that the Bankruptcy Court confirm the Plan pursuant to Bankruptcy Code section 1129(b).

8.3 Conditions Precedent to Effectiveness.  The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with Section 8.4 of the Plan:

(a) The Confirmation Order, in form and substance acceptable to the Debtor, shall have been entered and is a Final Order;

(b) The conditions precedent to the effectiveness of the Exit Facility are satisfied or waived by the parties thereto and the Reorganized Debtor has access to funding under the Exit Facility;

(c) All actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan are effected or executed and delivered, as applicable, in form and substance satisfactory to the Debtor; and

(d) All authorizations, consents and regulatory approvals, if any, required by the Debtor in connection with the consummation of the Plan are obtained and not revoked.

8.4 Waiver of Conditions.  Each of the conditions precedent in Section 8.3 hereof may be waived, in whole or in part, by the Debtor.  Any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

8.5 Satisfaction of Conditions.  Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. In the event that one or more of the conditions specified in Section 8.3 of the Plan have not occurred or otherwise been waived pursuant to Section 8.4 of the Plan, (a) the Confirmation Order shall be vacated, (b) the Debtor and all holders of Claims and interests including any Old Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) the Debtor’s obligations with respect to Claims and Old Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Old Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

ARTICLE 9

EFFECT OF PLAN CONFIRMATION

9.1 Vesting of Assets.  On the Effective Date, pursuant to Bankruptcy Code sections 1141(b) and (c), the Debtor, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the Debtor’s estate shall vest in the Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided in the Plan. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, subject to the terms and conditions of the Plan.

9.2 Binding Effect.  Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Old Equity Interest in, the Debtor and such holder’s respective successors and assigns, whether or not the Claim or interests including any Old Equity Interest of such holder is impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan.

9.3 Discharge of Claims and Termination of Equity Interests. Except as provided in the Plan, the rights afforded in and the payments and distributions to be made under the Plan shall terminate all Old Equity Interests and discharge all existing debts and Claims of any kind, nature or description whatsoever against or in the Debtor or any of its assets or properties to the fullest extent permitted by Bankruptcy Code section 1141.  Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtor and Old Equity Interests shall be, and shall be deemed to be, discharged and terminated, and all holders of such Claims and Old Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtor, its successors or assignees or any of its assets or properties, any other or further Claim or Old Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Old Equity Interest and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date.

9.4 Discharge.  Upon the Effective Date, in consideration of the distributions to be made under the Plan and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Old Equity Interest and any Affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtor, to the fullest extent permitted by Bankruptcy Code section 1141, of and from any and all Claims, Old Equity Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to Bankruptcy Code section 524, from prosecuting or asserting any such discharged Claim against or terminated Old Equity Interest in the Debtor.

9.5 Injunction or Stay.  Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims against or Old Equity Interests in are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Old Equity Interest against any of the Reorganized Debtor; (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to such Claim or Old Equity Interest; (c) creating, perfecting or enforcing any encumbrance of any kind against the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor with respect to such Claim or Old Equity Interest; (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor with respect to such Claim or Old Equity Interest; and (e) pursuing any claim released pursuant to this Article IX of the Plan.

9.6 Terms of Injunction or Stay.  Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Case under Bankruptcy Code sections 105 or 362, or otherwise, that are in existence on the Confirmation Date shall remain in full force and effect until the Effective Date.

9.7 Exculpation.  Notwithstanding anything in the Plan to the contrary, as of the Effective Date, the Debtor, and its officers, directors, employees, accountants, financial advisors, investment bankers, agents, restructuring advisors and attorneys and representatives (but solely in their capacities as such) shall not have nor incur any liability for any Claim, cause of action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Case, the formulation, dissemination, confirmation, consummation or administration of the Plan, property to be distributed under the Plan or any other act or omission in connection with the Reorganization Case, the Plan, the Disclosure Statement or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted, in whole or in part, bad faith, self-dealing, breach of fiduciary duty, gross negligence, willful misconduct or willful fraud.

9.8 Releases.  To the extent permitted by section 1125(e) of the Bankruptcy Code, each person that participates in the solicitation of the acceptance or rejection of the Plan and/or in the offer, issuance, sale or purchase of a security, offered or sold under the Plan, of the Debtor or the Reorganized Debtor, shall not be liable on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of the Plan or the offer, issuance, sale, or purchase of securities; provided, that such person acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

9.9 Avoidance Actions/Objections.  Other than any releases granted herein, by the Confirmation Order and by Final Order of the Bankruptcy Court, as applicable, from and after the Effective Date, the Reorganized Debtor shall have the right to prosecute any and all avoidance actions, recovery causes of action and objections to Claims under Bankruptcy Code sections 105, 502, 510, 542 through 551, and 553 of the that belong to the Debtor.

ARTICLE 10

RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Case and the Plan pursuant to, and for the purposes of, Bankruptcy Code sections 105(a) and 1142, including, without limitation:

(a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, the allowance of Claims and Administrative Expense Claims resulting therefrom and any disputes with respect to executory contracts or unexpired leases relating to facts and circumstances arising out of or relating to the Reorganization Case;

(b) To determine any and all adversary proceedings, applications and contested matters;

(c) To hear and determine all applications for compensation and reimbursement of expenses under Bankruptcy Code sections 330, 331 and 503(b);

(d) To hear and determine any timely objections to, or requests for estimation of Disputed Administrative Expense Claims and Disputed Claims, in whole or in part;

(e) To resolve disputes as to the ownership of any Administrative Expense Claim, Claim or Old Equity Interest;

(f) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(g) To issue such orders in aid of execution of the Plan, to the extent authorized by Bankruptcy Code section 1142;

(h) To consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) To hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court;

(j) To hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146 (including, without limitation, any request by the Debtor prior to the Effective Date or request by the Reorganized Debtor after the Effective Date for an expedited determination of tax under Bankruptcy Code section 505(b));

(k) To hear and determine all disputes involving the existence, scope, nature or otherwise of the discharges, releases, injunctions and exculpations granted under the Plan, the Confirmation Order or the Bankruptcy Code;

(l) To issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(m) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) To hear and determine any rights, Claims or causes of action held by or accruing to the Debtor pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

(o) To recover all assets of the Debtor and property of the Debtor’s estate, wherever located;

(p) To enter a final decree closing the Reorganization Case; and

(q) To hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE 11

MISCELLANEOUS

11.1 Effectuating Documents and Further Transactions.  The Debtor and the Reorganized Debtor are authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan.

11.2 Corporate Action.  Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders or directors of the Debtor or the Reorganized Debtor shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtor or the Reorganized Debtor are incorporated without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor.

11.3 Amendment or Modification of the Plan.  Subject to Bankruptcy Code section 1127 and, to the extent applicable, Bankruptcy Code sections 1122, 1123, and 1125, the Debtor reserves the right to alter, amend, or modify this Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan.  A holder of a Claim that has accepted this Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

11.4 Revocation or Withdrawal of the Plan.  The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void.  In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Old Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

11.5 Severability of Plan Provisions.  In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

11.6 Exhibits/Schedules.  All exhibits and schedules to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

11.7 Successors and Assigns.  This Plan shall be binding upon and inure to the benefit of the Debtor, and its respective successors and assigns, including, without limitation, the Reorganized Debtor.  The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

11.8 Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

11.9 Expedited Tax Determination.  The Debtor and the Reorganized Debtor are authorized to request an expedited determination of taxes under Bankruptcy Code section 505(b) for any or all returns filed for, or on behalf of, the Debtor for any and all taxable periods (or portions thereof) ending after the Commencement Date through and including the Effective Date.

11.10 Dissolution of Creditors’ Committee.  The Creditors’ Committee, if appointed, shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code section 1103 and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date.  On the Effective Date, the Creditors’ Committee, if appointed, shall be dissolved and its members shall be deemed released of all their duties, responsibilities, and obligations in connection with the Reorganization Case or the Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, accountants, professionals, and other agents shall terminate, except with respect to (i) all Professional Fee Claims and (ii) any appeals of the Confirmation Order.

11.11 Notice.  All notices, requests, and demands to or upon the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

BIOMODA, INC.
609 Broadway NE
Albuquerque, New Mexico
Attn:  Maria Zannes
Chief Executive Officer
Telephone: (505) 400-9747
Facsimile:  (505) 241-1681

With copy to:

COOLEY LLP
101 California Street, 5th Floor
San Francisco, CA  94111
Attn:  Keith McDaniels, Esq.
Telephone:  (415) 693-2000
Facsimile:  (415) 693-2222

– and –

KELEHER & MCLEOD, P.A.
P.O. Box AA
Albuquerque, New Mexico 87102
Attn:  Deron B. Knoner, Esq.
Telephone: (505) 346-4646
Facsimile: (505) 346-1370

11.12 Governing Law.  Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New Mexico without giving effect to the principles of conflicts of law of such jurisdiction.

11.13 Additional Documents.  On or before the Effective Date, the Debtor shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

Dated: Albuquerque, New Mexico February 10, 2014	BIOMODA, INC. By: /s/ Maria Zannes Maria Zannes Chief Executive Officer

KELEHER & MCLEOD, P.A.
Deron B. Knoner
P.O. Box AA
Albuquerque, New Mexico 87102
Telephone: (505) 346-4646
Facsimile: (505) 346-1370
dbk@keleher-law.com
          -and-
COOLEY LLP
Keith McDaniels (pro hac vice)
Lesley A. Kroupa (pro hac vice)
101 California Street, 5th Floor
San Francisco, CA 94111-5800
Telephone: (415) 693-2000
Facsimile: (415) 693-2222
kmcdaniels@cooley.com
lkroupa@cooley.com

EXHIBIT A

Class 1 Sub-Classes

Sub-Class	Secured Note Creditor	Status	Voting Rights
1 – A	ACH Consultants LLC	Impaired	Entitled to Vote
1 – B	Dale Cernuda	Impaired	Entitled to Vote
1 – C	David Greenberg	Impaired	Entitled to Vote
1 – D	Gordon Ostojic	Impaired	Entitled to Vote
1 – E	Howard Marwill	Impaired	Entitled to Vote
1 – F	Joseph Enrico Di Noia	Impaired	Entitled to Vote
1 – G	Matthew Proman	Impaired	Entitled to Vote
1 – H	Nathan Perlmutter	Impaired	Entitled to Vote
1 – I	RMS LLC	Impaired	Entitled to Vote
1 – J	Robert Barnett	Impaired	Entitled to Vote
1 – K	Steven Girgenti	Impaired	Entitled to Vote
1 – L	Tobias Gold	Impaired	Entitled to Vote

Exhibit A – Plan of Reorganization

EXHIBIT B

Capitalization Table for Reorganized Debtor

New Common Stock
Authorized: 40,000,000

Party	Inv. Amount	Price Per Share	Shares
ACH Consultants LLC	$283,947	$0.165	1,720,890
Gordon Ostojic	$89,091	$0.165	539,945
Tobias Gold	$148,484	$0.165	899,903
Dale Cernuda	$148,484	$0.165	899,903
RMS LLC	$113,334	$0.165	686,873
Joseph Enrico Di Noia	$56,667	$0.165	343,436
Steven Girgenti	$143,534	$0.165	869,903
Robert Barnett	$27,500	$0.165	166,667
David Greenberg	$113,334	$0.165	686,873
Howard Marwill	$85,000	$0.165	515,152
Nathan Perlmutter	$168,334	$0.165	1,020,206
Matthew Proman	$85,000	$0.165	515,152
DIP Lender	$200,000	$0.165	1,212,121
Exit Financing – Harvey Sandler	$750,000	$0.165	4,545,545
Totals	$2,385,209	--	14,622,569

New Preferred Stock
Authorized:  25,000
Issued and Outstanding:  None

Exhibit B – Plan of Reorganization

Employee Incentive Plan

Authorized:  8,000,0002

Shares Reserved:	3,655,642
Options Issued and Outstanding:	None
Shares remaining for issuance under Plan:	3,655,642
Exercised Options and Restricted Stock Purchases (included in Common Stock above):	None

2 Employee stock plan reserves to be adjusted to equal 20% of total issued and outstanding common stock.

Exhibit B – Plan of Reorganization

EXHIBIT C

Assumed and Assigned Contracts and Leases

1.	Agreement for Services by and between the University of Texas Health Science Center at San Antonio and Biomoda, Inc. dated July 3, 2013

2.	T3DC, LLC Sub-Sub-Sublease Agreement effective January 1, 2014

Exhibit C – Plan of Reorganization